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Consent of Independent Registered Public Accounting Firm

The Board of Directors
Tucows Inc.:

We consent to the use of our reports dated March 11, 2015, with respect to the consolidated balance sheets of Tucows Inc. as of December 31, 2014 and December 31, 2013, and the related consolidated statements of comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, incorporated herein by reference.

Our report dated March 11, 2015, on the effectiveness of internal control over financial reporting as of December 31, 2014, expresses our opinion that Tucows Inc. did not maintain effective internal control over financial reporting as of December 31, 2014 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that material weaknesses related to journal entries and account analysis and support have been identified and included in management's assessment.

KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

Toronto, Canada
November 6, 2015